Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Nixxy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.0001 par value per share, reserved for issuance pursuant to the Recruiter.com Group, Inc. 2024 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	754,323	$2.01(2)	$1,156,189	$153.10 per million dollars	$177.01
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
	Total Offering Amounts					$1,156,189		$177.01
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$177.01

(1)	This registration statement shall be deemed to cover an indeterminate number of additional common shares, without par value, as may be issuable pursuant to future stock dividends, stock splits, or similar transactions, pursuant to Rule 416(a) and (b) of the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended. The maximum aggregate offering price is based on a maximum of 754,323 shares registered for issuance under the Recruiter.com Group, Inc. 2024 Equity Incentive Plan, multiplied by $1.84, the average of the high and low prices of the common shares, without par value, of Nixxy, Inc. as reported on the Nasdaq Capital Market on July 22, 2025.